EXHIBIT 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

December 13, 2013

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, Texas 77489

Ladies and Gentlemen:

In connection with the offering by Global Geophysical Services, a Delaware corporation (the “Company”), of 347.827 shares of 11.5% Series A Cumulative Preferred Stock of the Company (the “Preferred Stock”) that are represented by 347,827 depositary shares (the “Depositary Shares”) and evidenced by depositary receipts (the “Receipts”) issued pursuant to the Deposit Agreement, dated as of December 13, 2013 (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., collectively, as depositary thereunder, and the holders from time to time of Receipts issued thereunder, in accordance with (i) the Registration Statement on Form S-3 (Registration No. 333-192393) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the prospectus supplement relating to the sale of the Preferred Stock and the Depositary Shares dated December 6, 2013 (together with the base prospectus included in the Registration Statement, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, certain legal matters in connection with the Preferred Stock, the Depositary Shares and the Receipts are being passed upon for you by us.  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on December 13, 2013 (the “Form 8-K”).

On December 6, 2013, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with MLV & Co. LLC, as representative of the several underwriters named therein (the “Underwriters”), providing for the issuance and sale by the Company to the Underwriters of the Depositary Shares representing the Preferred Stock.

In our capacity as your counsel in the connection referred to above, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Third Amended and Restated Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended to date, (iii) resolutions of the Board of Directors of the Company and the pricing committee thereof with respect to the authorization of the Preferred Stock and the Depositary Shares, the determination of the terms of the Preferred Stock (as evidenced in a form of the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”) to be filed with the Secretary of State of the State of Delaware (the “SOS”)) and the Depositary Shares and related matters, (iv) the Underwriting Agreement, (v) specimens of the forms of certificate for the Preferred Stock and of the Receipt evidencing the Depositary Shares, and (vi) certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

In giving the opinion set forth below, we have relied, without independent investigation or verification, to the extent we deemed appropriate, upon certificates, statements and representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby.  In making our examination, we have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies conformed with the originals thereof and such original copies are authentic and complete.

In giving this opinion set forth below, we have also assumed that (i) all Depositary Shares have been issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus, the Underwriting Agreement and the Deposit Agreement; (ii) the parties (other than the Company) to all executed documents, including the Underwriting Agreement and the Deposit Agreement, had the power, corporate or other, to enter into and perform all obligations thereunder and have duly authorized, executed and delivered all such documents, and the validity and binding effect of such documents on such parties; (iii) the certificate evidencing the Preferred Stock has been deposited with the Depositary in accordance with the Deposit Agreement; and (vi) the certificate evidencing the Preferred Stock has been registered by the transfer agent and registrar of the Preferred Stock.

On the basis of foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the shares of Preferred Stock represented by the Depositary Shares have been duly authorized by all necessary corporate action on the part of the Company and, when the Receipts evidencing the Depositary Shares have been duly executed, countersigned and delivered in accordance with both the provisions of the Deposit Agreement and the provisions of the Underwriting Agreement upon payment of the consideration therefor provided for therein, (i) such shares of Preferred Stock will be validly issued, fully paid and non-assessable, and (ii) the Receipts evidencing the Depositary Shares will be validly issued and entitle the holders thereof to the rights specified in the Depositary Shares and the Deposit Agreement, subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and applicable federal law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form 8-K and to us under “Legal Matters” in the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Baker Botts L.L.P.